BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

December 31, 2021

BNY Mellon Floating Rate Income Fund

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective December 31, 2021, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Floating Rate Income Fund. (the "Fund"), as follows:

Until December 31, 2022, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of none of the Fund's classes (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .75%. On or after December 31, 2022, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser, to lower the net amounts shown and may only be terminated prior to December 31, 2022 in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto

         James Bitetto

          Secretary

Accepted and Agreed To:

BNY MELLON FLOATING RATE INCOME FUND

By: /s/ James Windels

        James Windels

       Treasurer